Exhibit 99.2

September 18, 2018

Board of Trustees

LaSalle Hotel Properties

7550 Wisconsin Avenue, 10th Floor

Bethesda, MD 20814

Re:

Initially Filed Registration Statement on Form S-4 of Pebblebrook Hotel Trust (File No. 333-     ), filed September 18, 2018 (the “Initially Filed Registration Statement”) relating to common shares of beneficial interest, $0.01 par value per share, 6.375% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share and 6.3% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share

Lady and Gentlemen:

Reference is made to our opinion letter, dated September 6, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Pebblebrook Hotel Trust (“Parent”) and its affiliates) of the outstanding common shares of beneficial interest, par value $0.01 per share (the “Shares”), of LaSalle Hotel Properties (the “Company”) of the Aggregate Consideration (as defined therein) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 6, 2018, by and among Parent, Pebblebrook Hotel, L.P., Ping Merger Sub, LLC, Ping Merger OP, LP, the Company, and LaSalle Hotel Operating Partnership, L.P.

The Opinion Letter is provided for the information and assistance of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Initially Filed Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Financial Advisors — Opinions of LaSalle’s Financial Advisors — Opinion of Goldman Sachs & Co. LLC,” “The Mergers — Background of the Mergers,” “The Mergers — Recommendation of the LaSalle Board and Its Reasons for the Mergers,”  “The Mergers — Opinions of LaSalle’s Financial Advisors — Opinion of Goldman Sachs,” “The Mergers — Opinions of LaSalle’s Financial Advisors — Summary of Material Financial Analyses,” and “The Mergers — Certain LaSalle Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Initially Filed Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Initially Filed Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Initially Filed Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)